As filed with the U.S. Securities and Exchange Commission on September 12, 2024

Registration No. 333-207088

Registration No. 333-227546

Registration No. 333-259928

Registration No. 333-277707

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-207088

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-227546

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-259928

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-277707

UNDER

THE SECURITIES ACT OF 1933

2U, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2335939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2345 Crystal Drive, Suite 1000

Arlington, Virginia

(301) 892-4350

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew J. Norden

Chief Financial Officer

2U, Inc.

2345 Crystal Drive, Suite 1000

Arlington, Virginia

(301) 892-4350

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Christopher Clark

Latham & Watkins LLP

555 11th St. NW, Suite 1100

Washington, D.C. 20004

(202) 637-2200

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post effective amendments (these “Post-Effective Amendments”) are being filed by 2U, Inc., a Delaware corporation (the “Company”), to deregister and terminate any and all securities registered but unsold or otherwise unissued under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), each as amended or supplemented to date, as of the date hereof (note that the number of shares listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement on Form S-3 (No. 333-207088), originally filed with the SEC on September  23, 2015, registering an indeterminate aggregate amount of debt securities, common stock, preferred stock, warrants, units, or other securities at an indeterminate initial offering price;

•

Registration Statement on Form S-3 (No. 333-227546), originally filed with the SEC on September 26, 2018, registering an indeterminate aggregate amount of debt securities, common stock, preferred stock, warrants, units, or other securities at an indeterminate initial offering price;

•

Registration Statement on Form S-3 (No. 333-259928), originally filed with the SEC on September 30, 2021, registering an indeterminate aggregate amount of debt securities, common stock, preferred stock, warrants, units, or other securities at an indeterminate initial offering price; and

•

Registration Statement on Form S-3 (No. 333-277707), originally filed with the SEC on March 6, 2024, registering an indeterminate aggregate amount of debt securities, common stock, preferred stock, warrants, units, or other securities, each as may be issued from time to time up to $100,000,000 in aggregate initial offering price.

As previously disclosed, on July 25, 2024, the Company and certain of its subsidiaries commenced voluntary cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) providing for a court-administered reorganization pursuant to its prepackaged joint plan of reorganization (as amended and supplemented, the “Plan”). On September 9, 2024, the Bankruptcy Court entered an Order (A) Approving (I) the Disclosure Statement and (II) Confirming the Second Amended Joint Prepackaged Plan of Reorganization of 2U, Inc. and its Debtor Affiliates under Chapter 11 of the Bankruptcy Code, and (B) Granting Related Relief confirming the Plan. In connection with the foregoing, the offerings pursuant to the Registration Statements are being terminated.

In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. As of the date hereof, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on September 12, 2024.

2U, INC.

By:	/s/ Matthew J. Norden
Matthew J. Norden
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.